                                   Exhibit 11



POTASH CORPORATION OF SASKATCHEWAN INC.
COMPUTATION OF PER SHARE EARNINGS
FOR THE PERIODS ENDED JUNE 30
(Figures and amounts expressed in thousands, except per share and per option amounts)

                                                                            YTD-1996     YTD-1995       Q2-1996     Q2-1995
A        Net Income as reported, Canadian GAAP                               116,076       99,219        52,398      47,744
B        Items adjusting net income                                           (4,318)           -        (1,091)          -
C        Net income, US GAAP (A+B)                                           111,758       99,219        51,307      47,744

D        Weighted average number of shares outstanding                        45,513       43,016        45,543      43,036

E        Options outstanding to purchase equivalent shares                     1,289          974         1,289         974

F        Average exercise price per option                                     43.55        34.74         43.55       34.74

G        Average market price per share                                        67.91        43.37         65.47       48.34

H        Period end market price per share                                     66.25        55.88         66.25       55.88

I        Rate of Return available on option proceeds                            0.05         0.05          0.05        0.05


CANADIA GAAP

         Basic earnings per share (A/D)                                         2.55         2.31          1.15        1.11

         Fully diluted earnings per share
J        Imputed earnings on option proceeds (E*F*I)                           2,806        1,691         2,806       1,691

         Fully diluted earnings per share ((A+J)/(D+E))                         2.54         2.29          1.18        1.12


UNITED STATES GAAP

         Primary earnings per share
K        Net additional shares issuable (E-(E*F/G))                              462          194           432         274

         Primary earnings per share (C/(D+K))                                   2.43         2.30          1.12        1.10

         Fully diluted earnings per share
L        Net additional shares issuable (E-(E*F/H))                              442          368           442         368

         Fully diluted earnings per share (C/(D+L))                             2.43         2.29          1.12        1.10

D+K      Weighted average shares for US GAAP                                  45,975       43,210        45,975      43,310